EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92997 and 333-237766 on Form S-8 and Registration Statement Nos. 333-136848 and 333-93857 on Form S-3 of Prosperity Bancshares, Inc. of our report dated February 26, 2026 on the consolidated financial statements and effectiveness of internal control over financial reporting of Stellar Bancorp, Inc., appearing in Item 8 of Stellar Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Cleveland, Ohio

August 31, 2026